Exhibit 99

Midwest Express Holdings, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154-1402
414-570-4000
www.midwestairlines.com
Traded: NYSE - MEH

Media Inquiries: Carol Skornicka, 414-570-3980, 888-360-4782 or Carol.Skornicka@midwestairlines.com
Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE
January 13, 2004

MIDWEST AIR GROUP REPORTS DECEMBER PERFORMANCE

Milwaukee, Wisconsin, January 13, 2004 – Midwest Air Group, Inc. (NYSE: MEH) today reported December performance data for Midwest Airlines and Midwest Connect. Compared with December 2002, Midwest Airlines reported increases in traffic, capacity and load factor, and a decrease in yield. Midwest Connect reported decreases in traffic, capacity and load factor, and an increase in yield.

Midwest Airlines

•	In December, Midwest Airlines’ traffic (measured in scheduled service revenue passenger miles) increased 9.1% on a 5.0% increase in capacity (measured in scheduled service available seat miles). Year to date, traffic was up 0.1% on a 7.0% decrease in capacity. Midwest Airlines expects capacity to increase 16-18% in the first quarter of 2004.

•	Load factor for the month was 67.7%, compared with 65.1% in December 2002; year to date, load factor was 66.3%, compared with 61.6% in 2002.

•	Revenue yield declined 15.1% from December 2002 and 15.0% year to date.

•	Revenue per scheduled service available seat mile decreased 11.4% in December –higher load factor was not enough to offset lower revenue yield, and decreased 8.0% year to date.

•	Fuel prices were 15.3% higher in December than a year ago, and 21.9% higher for the full year.

Midwest Connect

•	In December, Midwest Connect’s traffic decreased 20.4% on a 17.9% decrease in capacity. Year to date, traffic was up 5.4% on a 3.4% decrease in capacity. Midwest Connect expects capacity to decrease 16-18% in the first quarter of 2004.

•	Load factor for the month was 54.6%, compared with 56.3% in December last year; year to date, load factor was 53.3%, compared with 48.9% in 2002.

•	Revenue yield increased 14.8 % from December 2002 and decreased 11.3% year to date.

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Midwest Air Group
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•	Revenue per scheduled service available seat mile increased 14.5% in December – the result of lower load factor offset by higher revenue yield, and decreased 1.0% year to date.

•	Fuel prices were 15.3% higher in December than a year ago, and 18.1% higher for the full year.

Midwest Airlines features nonstop jet service to major destinations throughout the United States. Skyway Airlines, Inc. – its wholly owned subsidiary – operates Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 50 cities. More information is available at www.midwestairlines.com.

This document contains forward-looking statements that may state the company’s or management’s intentions, hopes, beliefs, expectations or predictions for the future. Words such as “expect,” “anticipate,” “believe,” “estimate,” “goal,” “objective” or similar words are intended to identify forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected results due to factors that include but are not limited to uncertainties related to general economic factors, industry conditions, scheduling developments, government regulations, labor relations, aircraft maintenance and refurbishment schedules, potential delays related to acquired aircraft, fuel costs, competitive developments, interest rates, terrorist attacks or fear of terrorist attacks.

Editor’s note: Table follows

Midwest Air Group, Inc.
Performance Report

	December				Three Months Ended December 31,				Twelve Months Ended December 31,
	2003	2002	% Change		2003	2002	% Change		2003	2002	% Change
Midwest Airlines Operations
Origin & Destination Passengers	186,562	176,702	5.6		544,873	511,850	6.5		1,957,286	1,996,397	(2.0)
Scheduled Service Revenue Passenger
Miles (000s)	192,165	176,162	9.1		553,564	505,764	9.5		1,968,753	1,966,186	0.1
Scheduled Service Available Seat
Miles (000s)	283,998	270,494	5.0		821,095	804,239	2.1		2,967,844	3,190,943	(7.0)
Total Available Seat Miles (000s)	292,934	274,597	6.7		842,994	818,448	3.0		3,036,287	3,255,348	(6.7)
Load Factor (%)	67.7%	65.1%	2	.6 pts.	67.4%	62.9%	4	.5 pts.	66.3%	61.6%	4	.7 pts.
Revenue Yield	$0.1153	$0.1359	(15.1)		$0.1203	$0.1429	(15.8)		$0.1321	$0.1554	(15.0)
Revenue per Schd. Svc. ASM (1)	$0.0819	$0.0924	(11.4)		$0.0849	$0.0939	(9.6)		$0.0917	$0.0997	(8.0)
Average Passenger Trip Length (miles)	1,030	997	3.3		1,016	988	2.8		1,006	985	2.1
Number of Flights	3,016	3,540	(14.8)		8,971	10,853	(17.3)		36,615	43,936	(16.7)
Into-plane Fuel Cost per Gallon	$ 1.05	$ 0.91	15.3		$ 1.01	$ 0.93	8.5		$ 1.00	$ 0.82	21.9
Midwest Connect Operations
Origin & Destination Passengers	51,305	53,068	(3.3)		158,685	159,924	(0.8)		604,354	588,830	2.6
Scheduled Service Revenue Passenger
Miles (000s)	14,967	18,803	(20.4)		46,590	55,152	(15.5)		203,808	193,350	5.4
Scheduled Service Available Seat
Miles (000s)	27,406	33,383	(17.9)		83,546	101,667	(17.8)		382,200	395,591	(3.4)
Total Available Seat Miles (000s)	27,406	33,383	(17.9)		83,546	101,691	(17.8)		382,265	395,839	(3.4)
Load Factor (%)	54.6%	56.3%	(1.7	) pts	55.8%	54.2%	1	.6 pts.	53.3%	48.9%	4	.4 pts.
Revenue Yield	$0.3351	$0.2919	14.8		$0.3532	$0.3175	11.2		$0.3328	$0.3752	(11.3)
Revenue per Schd. Svc. ASM (1)	$0.1888	$0.1649	14.5		$0.2030	$0.1728	17.5		$0.1821	$0.1839	(1.0)
Average Passenger Trip Length (miles)	292	354	(17.7)		294	345	(14.9)		337	328	2.7
Number of Flights	4,318	4,526	(4.6)		13,116	13,949	(6.0)		54,863	55,130	(0.5)
Into-plane Fuel Cost per Gallon	$ 1.12	$ 0.97	15.3		$ 1.08	$ 1.00	7.7		$ 1.07	$ 0.91	18.1

(1)	Passenger, Cargo, and Other Transport Related Revenue divided by Scheduled Service ASMs.

Note:
All statistics exclude charter operations except the following: total available seat miles and into-plane fuel cost.